Civeo and Conversant Capital Announce Stock Purchase Agreement
Conversant Purchases Civeo Common Shares from Affiliates of Lance Torgerson
Civeo and Conversant Secure Right of First Refusal to Purchase Additional Stock from Torgerson

HOUSTON & CALGARY, Alberta—(BUSINESS WIRE)—April 7, 2022—Civeo Corporation (NYSE:CVEO) (“Civeo” or the “Company”), a leading provider of hospitality services to the natural resources sector, today announced that Conversant Capital LLC (“Conversant”), a private investment firm that pursues credit and equity investments in the real estate, digital infrastructure and hospitality sectors, has purchased approximately 958,000 Civeo common shares from entities affiliated with Lance Torgerson (“Mr. Torgerson”) under a stock purchase agreement.

Civeo and Conversant also have rights of first refusal on additional stock held by Mr. Torgerson. Following the sale, Mr. Torgerson continues to own approximately 750,000 Civeo common shares (the “Escrow Shares”), all of which are currently held in escrow as described in Civeo’s SEC filings and cannot be sold at this time. The stock purchase agreement provides that, if prior to April 2023, Mr. Torgerson desires to sell the 375,000 Escrow Shares to be released from escrow in June 2022, Civeo will have the right, but not the obligation, to purchase all or any portion of such shares. If Civeo does not exercise its right of first refusal for all the shares, any remaining shares must be offered to Conversant for purchase. An additional 375,000 Escrow Shares are subject to release from escrow in June 2023 but are not subject to the rights of first refusal described above. In addition to the Escrow Shares, Mr. Torgerson holds 9,042 shares of Civeo Class A preferred shares, which will mandatorily convert into approximately 2.5 million Civeo common shares in April 2023.

"Civeo is pleased to welcome Conversant as a new shareholder and hopes to benefit from its expertise in the hospitality and lodging sectors. We are supportive of this transaction and elected to waive certain of Mr. Torgerson’s transfer restrictions under his registration rights agreement with the Company to facilitate this sale,” said Bradley Dodson, President and CEO of Civeo Corporation. “In addition, the rights of first refusal for Civeo and Conversant are intended to facilitate an orderly transfer of ownership for the shares Mr. Torgerson is expected to receive from escrow in the near term, in the event Mr. Torgerson desires to sell those shares.”

"Conversant has followed Civeo for several years, and we have been impressed with its prudent capital allocation policies, which have resulted in significant debt repayment," said Michael Simanovsky, Founder and Managing Partner of Conversant. “We are excited to invest in Civeo; we believe the Company is poised to capitalize on strong demand for its services across the natural resources sector and well positioned to generate significant free cash flow in the coming years.”

About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 27 lodges and villages in Canada, Australia and the U.S., with an aggregate of over 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

About Conversant Capital

Conversant Capital LLC is a private investment adviser founded in 2020. The firm pursues credit and equity investments in the real estate, digital infrastructure, and hospitality sectors in both the public and private markets. Further information is available at www.conversantcap.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s ability to capitalize on demand for its services and generate free cash flow are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic, any increases in or severity of COVID-19 cases (including due to existing or new variants) and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Regan Nielsen
Civeo Corporation
Senior Director, Corporate Development & Investor Relations
713-510-2400

For Conversant:

Josh Clarkson / Devin Shorey
Prosek Partners
jclarkson@prosek.com / dshorey@prosek.com